EXHIBIT 99.1
PLUMAS BANCORP REPORTS RECORD EARNINGS AND
DECLARES CASH DIVIDEND
QUINCY, California, October 23, 2006 – Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced record earnings for the third quarter ended on September 30, 2006. Earnings for the third quarter totaled $1.40 million or $0.27 per diluted share, an increase of $148 thousand or 12% over the quarter ended September 30, 2005 net income of $1.25 million or $0.24 per diluted share.
In addition, the board of directors of Plumas Bancorp declared a semi-annual cash dividend of 13 cents per share. The dividend is payable on November 24, 2006 to shareholders of record as of November 10, 2006. This is the tenth consecutive year cash dividends have been paid.
Douglas N. Biddle, president and chief executive officer remarked, “We continue to experience growth in our loan portfolio while maintaining our focus on strong credit quality. In addition, we have benefited from continued increases in net interest margin.” He continued, “We had an 18% increase in annual cash dividends per share from 22 cents in 2005 to 26 cents per share in 2006. The Board of Directors and I are very proud of the Company’s record performance through September 30, 2006.” Biddle also announced that the Company will open a new SBA and Commercial Real Estate Loan Office in the Sacramento area in November 2006. He explained, “It is part of our mission to look for new business opportunities that will diversify our lending activities. We expect this new loan office to generate non-interest income through the sale of government guaranteed loans, which will enhance the franchise value of our Company for years to come.”
Financial Highlights for the quarter ended September 30, 2006 vs. September 30, 2005:
•	Record earnings of $1.4 million, an increase of 12%.

•	Net interest margin improved 20 basis points to 5.34%.

•	Annualized return on average assets increased 10 basis points to 1.17%.

•	Net loans increased by $36 million or 12%.

•	Loan to deposit ratio increased to 83.6% from 73.8%.
Financial Highlights for the nine months ended September 30, 2006 vs. September 30, 2005:
•	Earnings increased over 20% to a record $3.9 million.

•	Diluted earnings per share rose 12 cents, or 19%, to 76 cents a share.

•	Interest income increased over 17% to $21.7 million.

•	Net loan charge-offs declined 25% to $251 thousand.

•	Efficiency ratio improved to 65.0% from 68.5%.

Record Earnings
Earnings for the third quarter of 2006 totaled $1.40 million or $0.27 per diluted share, an increase of $148 thousand or 12% over the quarter ended September 30, 2005. For the nine months ended September 30, 2006 net income was $3.9 million. This represents an increase of $653 thousand or 20% over the same period in 2005. Diluted earnings per share was $0.76 for the current nine month period, an increase of 12 cents over the $0.64 for the same period in the prior year.
Continued Strong Loan Growth
Net loans increased by $36 million or 12% from $311 million at September 30, 2005 to $347 million at September 30, 2006. During the same period, total deposits declined by $7 million from $425 million to $418 million at September 30, 2006. The Company’s loan to deposit ratio increased from 73.8% at September 30, 2005 to 83.6% at September 30, 2006.
Record Net Interest Income
Net interest income before provision for loan losses grew by $342 thousand or 6% as compared to the third quarter of 2005. The Company benefited both from growth in average interest earning assets as well as an increase in interest rates. Net interest margin for the third quarter of 2006 was 5.34% an increase of 20 basis points over the third quarter of 2005. This increase in margin included an increase of 73 basis points in the yield on average interest-earning assets from 6.34% for the three months ended September 30, 2005 to 7.07% for the current quarter, partially offset by an increase of 67 basis points in the cost of average interest bearing liabilities which increased from 1.72% to 2.39% for the same period.
For the nine months ended September 30, 2006 net interest income before provision for loan losses totaled $16.7 million an increase of $1.5 million, or 10% over the $15.2 million recorded for the nine months ended September 30, 2005. Net interest margin increased 22 basis points to 5.28% during the current nine month period from 5.06% for the same period in the prior year.
Asset Quality Remains Strong
Nonperforming loans totaled $1.0 million at September 30, 2006 or 0.29% of total loans, a decline of $0.3 million from the prior year balance of $1.3 million or 0.40% of total loans. The allowance for loan losses was $3.9 million or 1.12% of total loans at September 30, 2006, an increase of $0.6 million from the $3.3 million or 1.06% of total loans at September 30, 2005.
Robert Herr, executive vice president and loan administrator remarked, “I am very pleased with our performance through September 30, 2006. Our continued commitment to loan quality is reflected by the improvement in both charge-offs and nonperforming loans.”
Net charge-offs during the first nine months of 2006 totaled $251 thousand a decrease of $82 thousand, or 25%, from the $333 thousand incurred during the nine months ended September 30, 2005. For the first nine months of 2006 annualized net charge-offs as a percentage of average loans declined to 0.10% down from 0.15% for the same period in 2005.

Shareholders’ Equity Growth
Shareholders’ equity increased $4.3 million from $30.5 million at September 30, 2005 to $34.8 million at September 30, 2006. Book value per share increased to $6.96 at September 30, 2006 from $6.14 at September 30, 2005.
Plumas Bank, based in Northeastern California, is a locally owned and managed full service community bank. The bank operates twelve offices throughout Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta counties, offering a full range of personal and commercial banking services including checking, savings and depository accounts, commercial, installment, agriculture and mortgage loans, as well as other investment and insurance services to individuals, businesses, institutions and governmental agencies.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the companies’ publicly available Securities and Exchange Commission filings. The company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of September 30,
			Dollar	Percentage
	2006	2005	Change	Change
ASSETS
Cash and due from banks	$13,899	$17,870	$(3,971)	-22.2%
Federal funds sold	505	15,445	(14,940)	-96.7%
Investment securities	80,968	95,110	(14,142)	-14.9%
Loans, net of allowance for loan losses	346,898	310,984	35,914	11.5%
Premises and equipment, net	14,444	10,917	3,527	32.3%
Intangible assets, net	1,413	1,713	(300)	-17.5%
Bank owned life insurance	9,366	8,855	511	5.8%
Accrued interest receivable and other assets	9,609	10,278	(669)	-6.5%

Total assets	$477,102	$471,172	$5,930	1.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$418,013	$424,779	$(6,766)	-1.6%
Federal funds purchased	9,500	—	9,500	—%
Accrued interest payable and other liabilities	4,447	5,621	(1,174)	-20.9%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—%

Total liabilities	442,270	440,710	1,560	0.4%
Shareholders’ equity	34,832	30,462	4,370	14.3%

Total liabilities and shareholders’ equity	$477,102	$471,172	$5,930	1.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2006	2005	Change	Change
Interest income	$7,592	$6,665	$927	13.9%
Interest expense	1,851	1,266	585	46.2%

Net interest income before provision for loan losses	5,741	5,399	342	6.3%
Provision for loan losses	300	300	—	—%

Net interest income after provision for loan losses	5,441	5,099	342	6.7%
Non-interest income	1,393	1,306	87	6.7%
Non-interest expenses	4,580	4,414	166	3.8%

Income before provision for income taxes	2,254	1,991	263	13.2%
Provision for income taxes	858	743	115	15.5%

Net income	$1,396	$1,248	$148	11.9%

Basic earnings per share	$0.28	$0.25	$0.03	12.0%

Diluted earnings per share	$0.27	$0.24	$0.03	12.5%

			Dollar	Percentage
FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2006	2005	Change	Change
Interest income	$21,716	$18,494	$3,222	17.4%
Interest expense	5,064	3,331	1,733	52.0%

Net interest income before provision for loan losses	16,652	15,163	1,489	9.8%
Provision for loan losses	900	900	—	—%

Net interest income after provision for loan losses	15,752	14,263	1,489	10.4%
Non-interest income	3,853	3,719	134	3.6%
Non-interest expenses	13,332	12,934	398	3.1%

Income before provision for income taxes	6,273	5,048	1,225	24.3%
Provision for income taxes	2,392	1,820	572	31.4%

Net income	$3,881	$3,228	$653	20.2%

Basic earnings per share	$0.78	$0.65	$0.13	20.0%

Diluted earnings per share	$0.76	$0.64	$0.12	18.8%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	September 30,
	2006	2005

QUARTERLY AVERAGE BALANCES
Assets	$472,481	$462,150
Earning assets	$426,248	$417,008
Loans	$343,622	$317,730
Deposits	$418,259	$415,950
Equity	$34,136	$30,024

CREDIT QUALITY DATA
Allowance for loan losses	$3,905	$3,329
Allowance for loan losses as a percentage of total loans	1.12%	1.06%
Nonperforming loans	$1,010	$1,265
Nonperforming assets	$1,048	$1,324
Nonperforming loans as a percentage of total loans	0.29%	0.40%
Nonperforming assets as a percentage of total assets	0.22%	0.28%
Year-to-date net charge-offs	$251	$333
Year-to-date net charge-offs as a percentage of average loans, annualized	0.10%	0.15%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.28	$0.25
Diluted earnings per share for the quarter	$0.27	$0.24
Quarterly weighted average shares outstanding	5,005	4,951
Quarterly weighted average diluted shares outstanding	5,090	5,133
Basic earnings per share, year-to-date	$0.78	$0.65
Diluted earnings per share, year-to-date	$0.76	$0.64
Year-to-date weighted average shares outstanding	4,998	4,939
Year-to-date weighted average diluted shares outstanding	5,090	5,083
Book value per share	$6.96	$6.14
Cash dividends paid per share, year-to-date	$0.13	$0.11
Total shares outstanding	5,008	4,959

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	16.2%	16.5%
Annualized return on average assets	1.17%	1.07%
Net interest margin	5.34%	5.14%
Efficiency ratio	64.2%	65.8%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	15.7%	14.9%
Annualized return on average assets	1.11%	0.97%
Net interest margin	5.28%	5.06%
Efficiency ratio	65.0%	68.5%